Exhibit 4.8

COLLATERAL AGENT AGREEMENT

This Collateral Agent Agreement (this “Agreement”), dated as of September 18, 2020, is entered into by and among iCap Vault 1, LLC, a Delaware limited liability company (“Issuer”), the holders of the Notes (defined below) who become a party hereto (the “Holders”), and Marketplace Realty Advisors, LLC, a Washington limited liability company, in its capacity as collateral agent, and any successor collateral agent (in such capacity “Agent”) for the Holders. Any party who acquires a Note (as defined below) shall, in accordance with the provisions of the Indenture, become bound by this Agreement in his/her/its capacity as Holder for all periods in which Holder carries an outstanding balance under a Note, to the same extent as if such party had originally executed this Agreement.

RECITALS

A. Issuer is offering up to $500,000,000 of Variable Denomination Floating Rate Demand Notes (collectively, the “Notes”) to Holders pursuant to that certain Indenture dated as of September 18, 2020 among Issuer, Vault Holding 1, LLC, a wholly owned subsidiary of Issuer, as guarantor (“Holding”), and American Stock Transfer & Trust Company, LLC, as the indenture trustee (the “Indenture”) and the Pledge and Security Agreement dated as of September 18, 2020 (the “Security Agreement”) entered into in connection therewith. Capitalized terms shall have the meaning set forth in the Indenture or the Security Agreement, unless otherwise defined herein.

B. Issuer has granted to Agent, for the benefit of Holders, a security interest in the membership interests of Holding held by Issuer (the “Collateral”).

C. In connection with the issuance of the Notes, the parties have agreed to enter into this Agreement to set forth (i) certain rights and obligations with respect to the Notes and (ii) the exercise of rights with respect to the Collateral and certain other matters.

D. Pursuant to the terms of the Indenture, each Holder appoints Agent to act as collateral agent under the Indenture and the Security Agreement, and each Holder authorizes Agent to act thereunder and hereunder as agent of such Holder. Agent agrees to act as such upon the express conditions contained in this Agreement and the Indenture. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Holders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Issuer. Additionally, Agent shall not be deemed to be a fiduciary for Holders, this Agreement being solely a contractual relationship.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

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1.	DEFINITIONS AND CONSTRUCTION

1.1. Definitions. Defined terms used herein without definition shall have the meanings given in the Indenture. In addition, as used in this Agreement, the following terms shall have the following definitions:

“Bankruptcy Code” means the federal bankruptcy law of the United States from time to time in effect, currently as Title 11 of the United States Code. Section references to current sections of the Bankruptcy Code shall refer to comparable sections of any revised version thereof if section numbering is changed.

“Claim” means any and all present and future “claims” (used in its broadest sense, as contemplated by and defined in Section 101(5) of the Bankruptcy Code, but without regard to whether such claim would be disallowed under the Bankruptcy Code) of any Holder or Agent now or hereafter arising or existing under or relating to the Notes, whether joint, several, or joint and several, whether fixed or indeterminate, due or not yet due, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, or disputed or undisputed, and whether arising under contract, in tort, by law, or otherwise, any interest or fees thereon (including interest or fees that accrue after the filing of a petition by or against Issuer under the Bankruptcy Code, irrespective of whether allowable under the Bankruptcy Code), any costs of Enforcement Actions, including reasonable attorneys’ fees and costs, and any prepayment or termination premiums.

“Enforcement Action” means, with respect to any Holder and with respect to any Claim of such Holder or any item of Collateral in which such Holder has or claims a security interest, lien or right of offset, any action, whether judicial or nonjudicial, to repossess, collect, accelerate, offset, recoup, give notification to third parties with respect to, sell, dispose of, foreclose upon, give notice of sale, disposition, or foreclosure with respect to, or obtain equitable or injunctive relief with respect to, such Claim or Collateral. The filing, or the joining in the filing, by any Holder of an involuntary bankruptcy or insolvency proceeding against Issuer also is an Enforcement Action.

“Majority in Interest” means the Holders of a majority of the principal amount of the outstanding Notes.

“Party” or Parties” means the Issuer, the Agent and Holders.

1.2.	Other Interpretive Provisions. References in this Agreement to “Recitals,” “Sections,” and “Exhibits” are to recitals, sections, and exhibits herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto; (b) all documents, instruments or agreements issued or executed in restatement or replacement thereof; and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “include” and “including” and words of similar import when used in this Agreement shall not be construed to be limiting or exclusive.

1.3.	Intent. The primary intent of this Agreement is to set forth the rights, duties and obligations of the Agent and Holders with respect to the Collateral that secures the Notes.

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2.	INTERCREDITOR ARRANGEMENTS (RELATING ONLY TO HOLDERS)

2.1.	Proportionate Interests. Except as otherwise provided in this Agreement, any reference to the aggregate or combined rights, interests and obligations of Holders under the Notes, including security interests in the Collateral, shall be a reference to the ratio of (a) the aggregate outstanding principal amount of such referenced Holders’ Notes to (b) the aggregate outstanding principal amount of all Notes. Any reference in this Agreement to an allocation between or sharing by the Holders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to this ratio.

2.2.	Possession of Collateral. If any Holder shall obtain possession of any Collateral, it shall hold such Collateral as agent and bailee for all Holders for purposes of perfecting Agent’s and/or Holders’ security interest therein.

3.	RELIANCE ON AGENT. Each Holder hereby agrees to direct all communication related to Issuer and this Agreement to Agent as the sole delivery method for delivering notices to Issuer. Agent agrees to forward all such communication to Issuer and the Trustee within 30-days of receipt of such communication, and any such communication will be deemed delivered 30-days after receipt by Issuer, but only if delivered in one of the approved methods of delivery at the time and in the manner set forth in Section 8. Notwithstanding the foregoing, Issuer, Trustee and the Holders may communicate with one another on routine issues arising in the ordinary course of business, which include requests for investment statements, customer support requests, access to tax documents, and notices by Issuer of changes to Interest Rates. Any communication by Issuer or the Trustee to a Holder shall not waive any requirement that Holder has to communicate with Issuer and the Trustee through Agent as outlined in this Section 3.

4.	EVENT OF DEFAULT.

4.1.	Declaration and Remedies. The parties acknowledge and agree that an “Event of Default” shall be declared, and shall be determined to be cured or be continuing, in accordance with the provisions of the Indenture, and that if an Event of Default with respect to the Securities occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of the Securities by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy. In such event, the Agent agrees to undertake such actions as directed by the Trustee.

4.2.	Application of Proceeds. Notwithstanding anything to the contrary in the Notes, as among the Agent and the Holders, the proceeds of the Collateral, or any part thereof, and the proceeds of any remedy under the Notes after the occurrence and during the continuance of an Event of Default shall upon receipt by the Agent be paid in accordance with the provisions of the Indenture.

4.3.	Incorporation of Provisions of Indenture. The provisions of Article 11 of the Indenture, as in place on the date hereof and as the same may be amended from time to time following the date hereof, are hereby incorporated herein by reference, and the Agent agrees to comply with the terms and conditions therein and herein, and the Holders acknowledge and agree that their rights and obligations hereunder shall be governed by the terms and conditions therein and herein.

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5.	EXCULPATION; DELEGATION; AND INDEMNIFICATION OF HOLDERS.

5.1.	Exculpation. In connection with any exercise of Enforcement Actions hereunder, neither Agent nor any Holder or any of its partners, or any of their respective directors, officers, employees, attorneys, accountants, or agents shall be liable as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct with respect to its duties under this Agreement.

5.2.	Delegation of Duties. Each Holder and Agent may, at its own expense, execute any of its powers and perform any duties hereunder either directly or by or through agents or attorneys-in-fact. Each Holder and Agent shall be entitled to advice of counsel concerning all matters pertaining to such powers and duties. No Holder or Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it, if the selection of such agents or attorneys-in-fact was done without gross negligence or willful misconduct.

6.	REPRESENTATIONS AND WARRANTIES

6.1.	Authority. Each Party represents and warrants that it has all necessary power and authority to execute, deliver and perform this Agreement in accordance with the terms hereof and that it has all requisite power and authority to own and operate its properties and to carry on its business as now conducted.

6.2.	Authorization; Enforceability. Each Party represents and warrants that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have each been duly authorized by all necessary action on the part of such Party and (b) this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

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7.	AGENT

7.1.	Appointment, Powers and Immunities. Each Holder irrevocably authorizes Agent to take such action on such Holder’s behalf and to exercise such powers hereunder as are specifically delegated to Agent by the terms hereof or by the Indenture, together with such powers as are reasonably incidental thereto. Agent undertakes to perform only such duties as are expressly set forth herein and in the Indenture and the Security Agreement, which shall be deemed purely ministerial in nature, and no other duties shall be implied and it may perform such duties by or through its agents, representatives or employees. Under no circumstances will the Agent be deemed to be an escrow company, trust company or a fiduciary to any Party or any other person under this Agreement. Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement. The Agent is authorized to take such action and to exercise such powers granted hereunder upon the written request or direction of the Trustee or other persons or entities in accordance with the terms of the Indenture, together with such powers as are reasonably incidental thereto. Upon written request by a Holder, Agent will promptly deliver to such Holder copies of any statements or notices provided to Agent by Issuer or Trustee under the Indenture or the Notes. Agent shall not be responsible to any Holder for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of the Notes, or for any representations, warranties, recitals or statements made therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents furnished or delivered in connection herewith or therewith by Agent to any Holder or by or on behalf of Issuer or the Trustee to Agent or any Holder, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Notes. Agent shall not be responsible for insuring the Collateral or for the payment of any taxes, assessments, charges or any other charges or liens of any nature whatsoever upon the Collateral or otherwise for the maintenance of the Collateral, except in the event Agent enters into possession of a part or all of the Collateral, in which event Agent shall preserve the part in its possession. Agent shall not be required to ascertain or inquire as to the existence or possible existence of any Event of Default. Neither Agent nor any of its officers, directors, employees, attorneys, representatives or agents shall be liable to Holders for any action taken or omitted hereunder or under the Indenture or the Notes or in connection herewith or therewith unless caused by its or their gross negligence or willful misconduct. No provision of this Agreement, the Indenture or the Notes, shall be deemed to impose any duty or obligation on Agent to perform any act or to exercise any power in any jurisdiction in which it shall be illegal, or shall be deemed to impose any duty or obligation on Agent to perform any act or exercise any right or power if such performance or exercise (a) would subject Agent to a tax in a jurisdiction where it is not then subject to a tax or (b) would require Agent to qualify to do business in any jurisdiction where it is not so qualified. No Holder shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement, the Indenture or the Notes in accordance with the written instructions of the Trustee or any other persons or entities in accordance with the terms of the Indenture. Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or the Notes unless and until it has obtained the written instructions of the Trustee or any other persons or entities in accordance with the terms of the Indenture. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon Agent in any individual capacity.

7.2.	Reliance by Agent

7.2.1.	Agent may, at the expense of Holders, consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under the Indenture Notes in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction.

7.2.2.	Agent may rely, and shall be fully protected in acting, or refraining to act, upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Indenture and the Notes.

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7.2.3.	Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement or the Notes at the request or written direction of the Trustee or any other persons or entities in accordance with the terms of the Indenture unless Agent shall have been provided by such directing party with security and indemnity satisfactory to Agent against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

7.3.	Delegation of Duties By Agent. Agent may execute any of the powers hereof and perform any duty hereunder either directly or by or through agents or attorneys-in-fact. Agent shall be entitled to advice of counsel concerning all matters pertaining to such powers and duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it, if the selection of such agents or attorneys-in-fact was done without gross negligence or willful misconduct.

7.4.	Resignation and Appointment of Successor Agent. Agent may resign at any time by giving sixty (60) days’ prior written notice thereof to Issuer. Upon any such notice, Issuer may appoint a successor Agent in its discretion. In addition, any person or entity serving as Agent may be removed or replaced from time to time by Issuer, without obtaining consent from the Holders, with such removal or replacement being effective immediately upon written notice to the Agent. If Agent shall be unable or unwilling to serve in such capacity, his or her successor shall be named by Issuer. All parties to this Agreement acknowledge that the appointment of a successor Agent may require that certain provisions of this Agreement be changed to reach an agreement with such succeeding agent, and each Holder does hereby grant a limited power of attorney to Issuer to make all such changes to this Agreement as are necessary to reach an agreement with a successor, in which case each Holder shall be bound by such amended or added terms. Upon the acceptance of any appointment as an Agent hereunder by a successor agent (“Successor Agent”), such Successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation or termination hereunder as Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

7.5.	Financing Statements Not Reviewed by Agent. Holders acknowledge that (1) Agent has not reviewed and has no responsibility or obligation to review any financing statements related to the Collateral and (2) filing financial statements and maintaining a perfected security interest in the Collateral are solely the responsibilities of the Issuer or the Trustee, as set forth in the Indenture.

7.6.	Notes Not Reviewed. Holders acknowledge that Agent has not reviewed and has no responsibility or obligation to review the Notes.

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7.7.	Compensation and Reimbursement. The Company agrees to:

7.7.1.	to pay to the Agent from time to time reasonable compensation for all services rendered by it hereunder as set forth in a compensation agreement to be entered into between the Company and the Agent; and

7.7.2.	except as otherwise expressly provided herein, to reimburse the Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by it as a result of any request of the Trustee in accordance with any provision of this Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its gross negligence or bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

8.	NOTICES.

8.1.	Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and shall be (1) personally delivered, (2) sent via electronic mail to the email address set forth below, or (3) sent by first-class mail, postage prepaid at the respective addresses set forth below:

If to Agent:	Marketplace Realty Advisors, LLC 23515 NE Novelty Hill Road Suite B221 #237 Redmond, WA 98053 Email: ronth12@gmail.com

If to Issuer:	iCap Vault 1, LLC Attn: Legal Department 3535 Factoria Blvd. SE, Suite 500 Bellevue, Washington 98006 Email: inquiry@icapvault.com

If to a Holder:	At the mailing address or email address for such Holder shown on the books and records of the Issuer.

If to Trustee:	At the mailing address or email address for the Trustee set forth in the Indenture.

8.2.	Holder agrees that all notices delivered to Issuer under this Section 8 must be done through Agent in the manner outlined in Section 3. The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

9.	NO BENEFIT TO THIRD PARTIES. The terms and provisions of this Agreement shall be for the sole benefit of the Parties to this Agreement and their respective successors and assigns, and no other person or entity shall have any right, benefit, priority, or interest under or because of this Agreement.

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10.	GENERAL PROVISIONS

10.1.	Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the Parties.

10.2.	Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.3.	Entire Agreement; Construction; Amendments and Waivers; Third-Party Beneficiaries.

10.3.1.	This Agreement and the Indenture constitute and contain the entire agreement between the Parties and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the Parties, whether written or oral, respecting the subject matter hereof.

10.3.2.	This Agreement is the result of negotiations between and has been reviewed by each of the Parties executing or joining this Agreement and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the Parties hereto, and no ambiguity shall be construed in favor of or against any Party. Parties agree that they intend the literal words of this Agreement and that no parole evidence shall be necessary or appropriate to establish any Party’s actual intentions.

10.3.3.	Except as expressly stated in this Agreement, any and all amendments, modifications, discharges or waivers of, or consents to any departures from any provision of this Agreement shall not be effective without the written consent of a Majority in Interest, the Agent, the Issuer and the Trustee. Any waiver or consent with respect to any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which it was given. Any amendment, modification, waiver or consent effected in accordance with this Section 10.3 shall be binding upon Agent and each Holder.

10.3.4.	The Parties agree that the addition of any Holder to the Issuer’s schedule of holders and the joinder of such additional Holder to this Agreement shall not be considered an amendment hereto under this Section 10.3.

10.3.5.	Except as expressly provided in this Agreement, this Agreement is solely between the parties hereto and is not intended to confer upon any other person or entity any rights or remedies hereunder. Notwithstanding the foregoing, the Trustee is an intended third-party beneficiary of this Agreement and shall have the power to enforce the terms and conditions herein.

10.4.	Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

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10.5.	Termination. This Agreement shall terminate upon (i) the irrevocable payment in full to Agent and each Holder of all amounts owing to them under the Notes and this Agreement or (ii) the Holders of at least two thirds in aggregate principal amount of the outstanding Notes consent to the termination of this Agreement. When all the Obligations (as defined in the Indenture, other than inchoate indemnity obligations) have been paid in full, Issuer shall, upon Agent’s written request, provide Agent with an officer’s certificate confirming such payment in full; and thereafter, no party hereto shall have any further rights or obligations hereunder. Notwithstanding the prior termination of this Agreement, the respective obligations of Holders to indemnify Agent and each other shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Agent or Holder have run.

10.6.	Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any obligations remain outstanding hereunder.

11.	RELATIONSHIP OF HOLDERS; AGENT. The relationship among the Holders is, and at all times shall remain solely that of co-Holders. Holders shall not under any circumstances be construed to be partners or joint venturers of one another; nor shall the Holders under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with one another, or to owe any fiduciary duty to one another. Holders do not undertake or assume any responsibility or duty to one another to select, review, inspect, supervise, pass judgment upon or otherwise inform each other of any matter in connection with Issuer’s property, any Collateral held by any Holder or the operations of Issuer. Each Holder shall rely entirely on its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Holder in connection with such matters is solely for the protection of such Holder.

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

12.1.	THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, EACH OF THE HOLDERS HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN KING COUNTY, WASHINGTON.

12.2.	TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY WAIVES THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

[Signature Pages Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

iCap Vault 1, LLC, as Issuer

By:	iCap Vault Management, LLC
Its:	Manager

By:	/s/ Chris Christensen
Name:	Chris Christensen
Title:	CEO

Marketplace Realty Advisors, LLC

By:	/s/ Ron Thomas
Name:	Ron Thomas
Title:	General Manager

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